Exhibit T3A-4

To: Filing Department Page 2 of 2	2015-10-08 01:40:28 (GMT)	16104222550 From: Jonathan Gilbert

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Apelles Realty, LLC

Second: The address of its registered office in the State of Delaware is 874 Walker Road, Suite C in the City of Dover Zip code 19904. The name of its Registered agent at such address is United Corporate Services, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is        .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of October 2015.

By:	/s/ Jonathan Gilbert
Authorized Person (s)
Name:	Jonathan Gilbert

State of Delaware Secretary of State Division of Corporations Delivered 09:54 PM 10/07/2015 FLED 09:54 PM 10/07/2015 SR 20150427482 - File Number 5852758